Exhibit 99.1
Final Transcript

Thomas StreetEventstm
Conference Call Transcript
CHS — Q4 2009 Chico’s FAS, Inc. Earnings Conference Call
Event Date/Time: Feb. 24. 2010 / 8:30AM ET

CORPORATE PARTICIPANTS
Bob Atkinson
Chico’s FAS, Inc. — VP IR
Dave Dyer
Chico’s FAS, Inc. — CEO
Kent Kleeberger
Chico’s FAS, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Kimberly Greenberger
Citigroup — Analyst
Adrienne Tennant
Friedman, Billings Ramsey — Analyst
Edward Yruma
KeyBanc Capital — Analyst
Lorraine Hutchinson
Bank of America/Merrill Lynch — Analyst
Tracy Kogan
Credit Suisse — Analyst
Michelle Tan
Goldman, Sachs — Analyst
Barbara Wyckoff
Jesup & Lamont — Analyst
Stacy Pak
SP Research — Analyst
Janet Kloppenburg
JJK Research — Analyst
Margaret Whitfield
Sterne, Agee — Analyst
Richard Jaffe
Stifel Nicolaus — Analyst
Liz Dunn
Thomas Weisel Partners — Analyst
Roxanne Meyer
UBS Securities — Analyst
Jennifer Black
Jennifer Black & Associates — Analyst
Tom Filandro
Susquehanna International Group — Analyst
Marni Shapiro
The Retail Tracker — Analyst
Robin Murchison
SunTrust Robinson Humphrey — Analyst
Neely Tamminga
PiperJaffray — Analyst
Liz Pierce
 Roth Capital Partners — Analyst

PRESENTATION

Operator
Greetings and welcome to the Chico’s FAS, Inc fourth quarter earnings call. At this time all participants are in a listen-only mode. A question and answer session will follow the presentation. (Operator Instructions) As a reminder, this conference is being recorded.
It is now my pleasure to introduce your host, Robert Atkinson, Vice President Investor Relations for Chico’s FAS, Inc. Thank you, Mr. Atkinson, you may begin.

Bob Atkinson - Chico’s FAS, Inc. — VP IR
Thanks, Claudia, and good morning, everyone. Welcome to the Chico’s FAS fourth quarter earnings conference call and webcast. CEO Dave Dyer and CFO Kent Kleeberger join me here at our national store support center in Ft Myers. Before Dave begins his executive overview, I must remind you of our Safe Harbor statement. Certain statements made this morning, including without limitation, statements addressing the beliefs, plans, objectives, estimates, or expectations of the Company or future results or events constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended. Such forward-looking statements involve known or unknown risks including but not limited to general economic and business conditions and the conditions within the specialty retail industry.
There can be no assurance that future results, performance or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis, and the Company’s latest annual report to shareholders, the Company’s filings on Form 8-K and other federal security law filings for a description of other important factors that may affect the Company’s results of operation and financial condition. The Company does not undertake or publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied by such statements will not be realized. Please note that we will file an 8-K with the SEC that will include a transcript of today’s conference call and webcast. With that I will turn it over to Dave Dyer for his executive overview. Dave.

Dave Dyer - Chico’s FAS, Inc. — CEO
Great, thanks, Bob, and good morning, everyone. First I would like to thank all of our 17,000 associates on what has been the most remarkable turn around that I have seen in my 35 years in retail. Their hard work and dedication to our customer, I believe, led to our success. Last week I completed a 13 city tour around the country where I was able to meet with and listen to our 1100 store managers, district managers and regional managers. I am in awe of their talent, their passion for the brands, and their dedication to providing the most amazing personal service everyday in their stores. This fall Chico’s FAS reversed two and a half years of negative comp trends. We built on the momentum of third quarter’s 12.8% comparable store sales increase to deliver a great fourth quarter. For the fourth quarter the Company’s combined 14.6% comp increase was the best fourth quarter comp since 2005.
And while we no longer report monthly sales, if we had reported January comps, the Chico’s brand alone would have bested the highest comp of any of the 30 retail names reported by Thomson Reuters. This quarter I am going to begin the discussion with the brand performance of White House/Black Market. White House delivered a 21.2% comp for the quarter, their highest quarterly comp since first quarter of 2006. The brand’s latest results capped off a year that included a number of bests. White House had their highest annual sales ever, $518 million. They had their highest annual percentage of full price selling as a percent of total sales. And they had their highest annual gross margin as a percent of sales since becoming a part of Chico’s FAS. The brand’s stellar performance was largely attributable to two factors, great product and superior customer service. Almost every category at White House did well.
They had less promotions for the quarter and their traffic conversion was up as well. Now turning to our Chico’s brand. We had our first fourth quarter comparable store sales increase since 2005. Their 11.8% comp store improvement came from better product, terrific marketing and amazing personal service. We became the headquarters for accessories and gift giving this holiday. We delivered fresh fashion in mid-December with our Resort Collection at a time where most of the competition was marking down early fall goods. Our strongest merchandise categories at Chico’s during the quarter were jewelry, long sleeve woven shirts, pants and denim. Soma Intimates also had a comparable store sales increase for the fourth quarter, although for financial reporting we blend their sales with those of Chico’s.

In the second half of 2009, Soma under the guidance of Verna Gibson, the newly revitalized Soma Intimates was dedicated to providing the modern woman with sensual, trend right, innovative and expertly fitted intimate and life style apparel. Soma offers designer quality, luxurious fabrics and delightful Soma touches, along with terrific personal service. This week Soma opens its 100th store. We expect to open about 40 more stores this year, with a goal of achieving scale and breakeven cash flow. Before Kent gives you his financial summary of the fourth quarter, I’d like to highlight those positive changes that helped us bring the earnings improvement this year. First, we refocused and renewed our focus on the customer, which was most important. We provided her with fashion that she had been asking for, while giving renewed emphasis on our most amazing personal service.
We were aggressive with fresh marketing campaigns that excited existing customers, reactivated lapsed customers and brought new customers to our stores. We improved the visual presentation in our stores. We controled our SG&A expenses. We improved our operating systems and procedures. Our longer term goals remain the same as I outlined for you earlier this year. And that is continue to rebuild Chico’s into a high performance brand, continue to grow the White House/Black Market and Soma Intimates and outlet store brands, continue the accelerated growth of our direct to consumers business, continue to leverage our cost structure and enhance our systems, and as a goal, achieve a level of profitability in fiscal year 2011 comparable to that we earned in fiscal year 2005, where Chico’s earned over $1 a share.
And lastly, to become an amazing place for our associates to work, learn and grow. We believe that 2009 has given us an incredibly strong base from which to build in 2010. We are off to a good start for 2010. Through yesterday’s consolid executive unaudited flash despite the weather, the Chico’s FAS momentum continues with double digit comps. That is a flash, a point in time, not a trend that we are expecting or a forecast for first quarter. I am also pleased to announce that yesterday the Board of Directors approved our first quarterly dividend of $0.04 a share. With that I will turn it over to Kent for his finance review and fourth quarter discussion. Kent?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Thank you, Dave, and good morning, everyone. My introductory remarks on our last quarterly call included the comment that we entered the holiday season fourth quarter with cautious optimism. Our caution was certainly warranted given the uncertainty of the weather in addition to a recovering economy. But our optimism was rewarded, given the great response our brands received to the holiday and spring transitional product and the positive impact we enjoyed from our television and print media campaign. It was all good. Next are just some of the highlights. Total net sales for the fourth quarter increased 16.7% from a year ago to $435.7 million. Our comparable store sales, excluding the impact of our direct to consumer or DTC sales, increased 14.6%, the first fourth quarter consolidated comp since fourth quarter of 2005.
By brand, White House/Black Market delivered a 21.2% increase, while Chico’s and Soma Intimates had a blended comp increase of 11.6% for the quarter. In addition, our direct to consumer business increased 42% when compared to fourth quarter of 2008. While the Chico’s brand DTC business was up 34%, White/Black’s DTC sales grew by nearly 58%. Gross margin expressed as a rate of net sales increased 1,020 basis points to 54.6%. We believe this level of improvement is consistent with the adjective meaningful that was used in our outlook on the fourth quarter back in November. The increase was primarily attributable to a higher merchandise margin resulting from significantly lower markdown rates. In addition we enjoyed higher initial markups, or IMU, across all brands.
We also experienced significant margin gains in our outlet businesses, especially at the Chico’s brands outlets. The improved merchandise margin was partially offset by increased investment in merchandising payroll and the incurrence of costs related to the implementation of the SAP and JDA planning and allocation systems. Selling, general and administrative expenses, excluding current and prior year impairment and restructuring charges, expressed as a percent of sales decreased 660 basis points from a year ago. However, on a dollar basis, net of those impairment and restructuring charges, SG&A increased $5.2 million with the lion’s share attributable to increased occupancy costs. We experienced excellent leverage on variable costs such as payroll, supplies and other store operating costs during the quarter. Marketing expense was nearly flat in dollars and down 60 basis points as a percent of sales despite a pre-Thanksgiving national TV network ad campaign that was added accompanied by additional print media ads.
National store support center expense dollars were also essentially flat despite additional investment in the direct to consumer support area, including new software and maintenance costs. Interest income for the fourth quarter decreased by nearly $1 million despite having significantly larger average invested balances, as interest rates remain depressed. The effective tax rate for the 2009 quarter was approximately 34%, well below the previously anticipated rate of 38%. The decrease in the income tax rate was due primarily to favorable tax audit resolutions and the expiration of select statutes of limitation on tax positions with certain states. Many of you may remember when we started out the year by saying we were determined to figure out a way to make a profit in the fourth quarter. Well, we did it. We earned $0.10 per diluted share in the fourth quarter ending a two year drought.

Dave Dyer - Chico’s FAS, Inc. — CEO
Yahoo.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
(laughter) On a GAAP basis we earned $17.4 million in the fourth quarter versus a loss of $40.5 million net of tax benefit in the prior year’s fourth quarter. So then on a non-GAAP basis, net income for 2009 was $18.8 million or almost $0.105 a share compared to the non-GAAP net loss of $24.8 million or $0.14 per share for the fourth quarter of 2008. Reviewing our balance sheet, cash and marketable securities as of January 30th, totaled $423.5 million, that’s nearly $155 million increase over year-end 2008 and, once again, we have no debt. Inventories at the end of fourth quarter and fall season expressed on a per square foot basis increased 3.7% from a year ago. Excluding the impact of in-transit inventory, inventory per square foot would be up less than 2%. Quarter end inventories for the Chico’s brand increased 3%, while quarter end inventories for White House/Black Market decreased 5% per square foot compared to the prior year.
Originally we expected inventory to be down slightly, but again, our recent positive comp trends, plus the earlier mailing of Chico’s and White/Black spring catalogs, caused January receipts to increase over 30% versus last year. Also our accounts payable leverage, which is the ratio of trade accounts payable to inventory, improved from 42.7% last year to 57.2% at the end of the fourth quarter of this year. A review of our cash flow statements show $115.9 million improvement in cash flow from operations. Also our depreciation and amortization for 2009 totaled 96.4 when compared to 97.6 for 2008. Capital expenditures for 2009 of $67.9 million were down 35% from 2008’s $104.6 million. The end of year square footage amounted to 2.619 million for total Company, representing an increase of just under 1% from the prior year.
During the fourth quarter the Chico’s brand opened one boutique, closed 11 and completed one relocation. White House/Black Market opened five boutiques, closed one and relocated one. And Soma Intimates opened five fast or pop-up boutiques and one outlet. We ended January with a total of 1,080 stores compared to 1,076 at the end of fiscal 2008. While we were certainly pleased with the fourth quarter 2009 results along with the progress and achievements reached during the entire fiscal year, there remains much work to be done in order to meet or exceed the $1.00 per share in earnings goal for 2011. Thus now is the appropriate time to review our targets for 2010. Without getting specific on a range of earnings per share guidance for 2010, you should consider the following data points we have incorporated into our financial outlook for 2010. We are planning a positive comparable store sales increase for Chico’s FAS similar to that that was enjoyed for fiscal 2009, in the mid-single digit range. We are goaling DTC sales to increase at a rate between 35% to 40%.
You may remember at the start of fiscal year 2009, we targeted 200 to 250 basis points of improvement in gross margin for both fiscal years 2009 and 2010. I would like to say that we overachieved in 2009, delivering a 420 basis point improvement. Thus we believe that there is an additional 50 to 80 basis point improvement opportunity for 2010. That achievement would be before any incremental benefit from our sourcing initiatives that we expect to begin to harvest in late fall 2010. We expect our [2000] SG&A rate will reflect leverage provided by a positive comp. However, we do expect a higher spend. In particular we have targeted additional marketing spend of $18 million to $20 million, which will be weighted toward the spring season, more so first quarter than second quarter, due to our spring TV print media campaigns.
Also, we are increasing our efforts in customer acquisition and research management within DTC for 2010. Thus an additional $4 million to $5 million over last year will be spent on items such as paid search and other customer acquisition initiatives. We expect interest income will be flat year-over-year reflecting the continued pressure of interest rates, not a lessening of invested cash. Our tax rate should be in the range of 37% to 38%. The Board of Directors recently approved our 2010 capital budget and store opening plan. Here are some important details. The total capital budget for 2010 is just under $85 million compared with 2009 CapEx of $67.9 million. Of the $85 million budgeted about 55%, or $46 million, is allocated for new boutique openings and store-related projects. This amount also includes about $7 million of maintenance CapEx, which has not been addressed for some time.
There’s also been approximately $24 million budgeted for CHS technology, the largest portion of which is for ongoing JDA and store back office systems development and implementation. The remainder of the budget, or $15 million, is designated for direct to consumer projects, our Winder, Georgia distribution center, and national store support facilities here in Ft. Myers. Looking at our boutique opening and store related projects for fiscal 2010 by brand, Chico’s expects to open as many as 20 new outlet boutiques. White /Black will open 13 to 15 new frontline boutiques and three to five outlet boutiques. Dave mentioned on our third quarter call in November, that Soma Intimates is planning about 40 new boutiques or store related projects in 2010. The vast majority of these projects are pop-up stores, along with what we term sister stores or Somas within existing oversized Chico’s stores. This group of sister stores is not included in our store counts or square footage measurements since they’re placed within existing square footage. With that I will turn the call back over to Bob to introduce the Q&A portion.

Bob Atkinson - Chico’s FAS, Inc. — VP IR
Thanks. Excuse me, thanks, Kent. Before Claudia gives us the procedure for queueing for questions, I would ask that each questioner limit themselves to one question and one follow-up. In this way we will be better able to accommodate as many questioners as time permits. You are welcome to get back in the queue in the same manner you did originally. Claudia, how may security analysts indicate a question.
QUESTION AND ANSWER

Operator
(Operator Instructions) Our first question is coming from Kimberly Greenberger with Citigroup. Please state your question.

Kimberly Greenberger - Citigroup — Analyst
Thank you. Good morning and congratulations on a very nice quarter.

Dave Dyer - Chico’s FAS, Inc. — CEO
Thank you.

Kimberly Greenberger - Citigroup — Analyst
I wanted to ask about Soma. It is clear that the growth going forward, at least based on your 2010 guidance, is really focused on Soma. Can you update us on any sort of sales or profit metrics on Soma so we can just get a better feel for how we should fold that square footage growth into our models. Thanks.

Dave Dyer - Chico’s FAS, Inc. — CEO
I think the first that Soma is a growth vehicle, but also we have White House/Black Market, which we believe now has what some 350 stores. We believe that over time White House could probably grow another 100 stores. Chico’s will be opening up 20 outlet stores next year. We believe the outlet division White House will only open up three. We believe that for both Chico’s and White House that outlet stores could probably be 100 to 120 stores for each of those brands. So, we think we have a lot of growth vehicles with our existing brands. Now, Soma. Soma is what we have said is we expect to get to breakeven cash flow next year. We will have enough scale. And the real problem with Soma has been having enough scale in the stores and enough volume to offset the overhead that’s required to support the brand. And I think that that’s what we are looking for is to get to scale. And I think breakeven cash flow is just that and we expect to see it start to contribute to our profit performance as we go forward into 2011 and beyond.

Kimberly Greenberger - Citigroup — Analyst
Great. Thank you.

Operator
Our next question is coming from Adrienne Tennant with Friedman, Billings Ramsey?

Adrienne Tennant - Friedman, Billings Ramsey — Analyst
Good morning, everyone, and let me add my congratulations, very well done.

Dave Dyer - Chico’s FAS, Inc. — CEO
Thank you.

Adrienne Tennant - Friedman, Billings Ramsey — Analyst
So my first question is sort of on regional performance. We are starting to hear that some of the most pressured housing areas, like Florida, California, may be starting to pick up, particularly in Florida. And given that you are disproportionately represented in the Florida region, I was wondering if you can comment on that. And then my follow-up is would you be willing to give ending sales productivity total and by concept for the full year 2010, so we can just get a gauge of where that productivity is coming from? Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Sure. I think from a regional perspective, it did differ somewhat between White House and Chico’s. It is hard to say. You have underperforming regions when you are delivering positive double digit comps. But I would say that Chico’s west coast is probably the underperforming in relation to the entire chain and that has been happening for a while now. And then I would say with respect to White House/Black Market, it is probably the Midwest, but these are enviable numbers from a performance perspective. So relative to places like Florida and that, we are really not seeing as significant impact as others might anticipate.

Adrienne Tennant - Friedman, Billings Ramsey — Analyst
How about in relation to rate of improvement, so maybe not in absolute terms but kind of the rate of change.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Well, now you are asking me to do a little bit of homework, which I can’t provide you.

Adrienne Tennant - Friedman, Billings Ramsey — Analyst
Okay. That’s fine.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Sure. And as far as productivity, I think I will remain silent on that and let you work through that with your own models.

Adrienne Tennant - Friedman, Billings Ramsey — Analyst
Okay. Fair enough.

Bob Atkinson - Chico’s FAS, Inc. — VP IR
Thanks, Adrienne.

Adrienne Tennant - Friedman, Billings Ramsey — Analyst
Thanks.

Operator

Our next question is coming from Edward Yruma with KeyBanc Capital. Please state your question.

Edward Yruma - KeyBanc Capital — Analyst
Hi, thanks very much for taking my question and congratulations on a great quarter. You’ve had Connor Group in for a bit of time and I know you intimated that you expect longer term sourcing benefits starting in the fall. Can you give us at least a rough outline of how we should think about the potential long-term gross margin improvement. Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
I think the Connor Group what they do is they’re helping us really provide a couple of things. One is is they’re introducing additional suppliers in different countries that we haven’t experienced. And I think that’s important. I think that it is always good to have a player of the scale that Connor is in order to main some friendly competition, if you will, with respect to some of our other suppliers. The other piece we are going to work with Connor on is really trying to get our QA process really overseas and really be more of a preventive control as opposed to detective control, realizing that we have a quality issue when it hits the docket, or DC, that’s not the way we want to operate business. But Connor is just one piece and I think competition does bring the price down.
The other piece is really our sourcing initiatives, in that what we are really trying to do is we are trying to consolidate the sourcing efforts across all three businesses. And then the other piece we are really looking to begin enjoying in late fall season is the opportunity to really take a look at the piece goods component of our merchandise and by consolidating the purchasing power of all three brands we should be able to drive some meaningful improvement on a go forward basis. To categorize what we are looking for on a long-term basis, we think the opportunity is somewhere between 100 to 200 basis points.

Edward Yruma - KeyBanc Capital — Analyst
Great. Thank you.

Dave Dyer - Chico’s FAS, Inc. — CEO
Ed, I know you know, but just for the benefit of the rest of our audience, QA stands for quality assurance.

Bob Atkinson - Chico’s FAS, Inc. — VP IR
Next question, please Claudia.

Operator
Our next question is coming from Lorraine Hutchinson with Bank of America/Merrill Lynch.

Lorraine Hutchinson - Bank of America/Merrill Lynch — Analyst
Thank you, good morning. Dave, I just wanted to get some clarification on a comment you made about getting back to ‘05 levels of profitability. Was that referring to the operating margin or simply just the EPS.

Dave Dyer - Chico’s FAS, Inc. — CEO
The EPS. Our EPS in ‘05, ‘06 was a little bit north of $1.00 a share, which was our historical best performance and that is what we have been targeting. Actually, I targeted that probably within a week or two after we reported a $40 million loss last year. So, at that time, it looked like one of those big hairy goals. However, based on this year’s performance and I believe a lot of hard work, I think that we can, we have a shot of achieving it. But it does remain — it is not a projection, it is not a forecast, it is a goal and I can tell you the whole organization is focused on achieving that goal in 2011 and I think we have got a shot of doing it.

Lorraine Hutchinson - Bank of America/Merrill Lynch — Analyst
Great. Thank you.

Operator
Our next question is coming from Tracy Kogan with Credit Suisse.

Tracy Kogan - Credit Suisse — Analyst
Thanks, good morning. Dave, I was hoping you could give us your perspective on the competitive landscape and where you feel like the biggest source of competition is currently coming from, primarily for the Chico’s brand. Is it department stores or other specialty stores And then also wondering, as you are reactivating these customers recently, where are these customers saying that they had been shopping over the prior few years or were they not shopping at all? Thanks.

Dave Dyer - Chico’s FAS, Inc. — CEO
Well, I think that our competition still remains, certainly for the Chico’s brand, the other specialty stores. I think that last fall we probably went into the downturn earlier than some store and we came out of it a little bit earlier. We shot our way out with having the right fashion and the right service. And I believe that if we just keep our focus on our customer and providing her what she wants and not getting our fashion off-track like we did perhaps a couple of years ago, that that’s really the key to our success. In our competition I think that they’re probably beginning to show some improvements as well. But the nice thing about being in the lead is competition knows where we are, they don’t know where we are going and so we just have to run a little faster.

Tracy Kogan - Credit Suisse — Analyst
So would you say you have been taking customers then from specialty, who had been shopping at the specialty — .

Dave Dyer - Chico’s FAS, Inc. — CEO
Yes, I believe so. I believe we have increased our market share, would be my guess. I don’t have anything, any data point to show that, but that would certainly be my guess that the market hasn’t been growing and we have increased share. So it had to come from somewhere. I do believe when you talked about reactivating customers, a lot of customers kind of quit shopping there for a while. And I believe that we have given them a reason to shop again and to come back. It was interesting when we looked at some data points, not only did we increase our business with our existing loyal customers, we brought back lapsed customers and we brought new customers to the file. So we are really hitting ourselves with a strength in all three, all three ways to attract the customers. We are bringing them back to the brand.

Tracy Kogan - Credit Suisse — Analyst
Great, thanks. Good luck.

Operator
Our next question is coming from Michelle Tan with Goldman Sachs.

Michelle Tan - Goldman, Sachs — Analyst

Great, thanks. The comps at White House are pretty amazing. I was wondering if you could share with us some of the metrics behind the comps for both brands, AUR transactions. And then also how you think about those drivers for the businesses going forward?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Well, the Chico’s brand, while it had a slight increase in, I shouldn’t say slight, it had a significant increase in AUR . Obviously, when you are taking significantly less markdowns, you should have much higher AURs. That was really the tale of the take then. Their transactions were up in the mid-single digit range. So that was a nice quarter for them. The White House/Black Market business, they actually achieved record average unit retails. And they, like Chico’s, with the significantly lower markdown rate also had a nice increase in average unit retail and their transactions per store were up high single digits.

Michelle Tan - Goldman, Sachs — Analyst
Great. And just to clarify the comments on January and February momentum, was that specific to the Chico’s brand or was that total Company.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Well, I talked about it as total FAS, but I did talk about Chico’s specifically in January, that their brand comps alone were higher than any that we saw reported in the 30 Thomson Reuters report.

Michelle Tan - Goldman, Sachs — Analyst
Okay. Perfect. That’s really helpful. Thanks.

Operator
Our next question is coming from Barbara Wyckoff with Jesup & Lamont.

Barbara Wyckoff - Jesup & Lamont — Analyst
Hi, everyone, good job. Wow.

Dave Dyer - Chico’s FAS, Inc. — CEO
Hi, Barbara.

Barbara Wyckoff - Jesup & Lamont — Analyst
Hi. Can you talk about Soma, what have been the best categories, can you talk about your penetration in bras, and the opportunity to grow this category? Are you building your own bras or are you using a partner to help with the fabric minimums. And then just talk a little bit about other opportunities in Soma outside of the scale issue. And then how are you coming on the search for President of Soma?

Dave Dyer - Chico’s FAS, Inc. — CEO
Well, I think Soma’s success has been, certainly, in a lot of different areas in merchandise. I guess, I would tell the group the old Justin Timberlake song, we are bringing sexy back. I think that perhaps that our Soma brand was technically superior. We had great products. We had terrific touch points. We had great construction. We have patents on some of the things that we have brought out. We have exclusives. The product is great, but I think that we forgot perhaps the emotional part of the Soma brand. And I think that’s what you are seeing come back into it this spring. Foundations, if you look at what’s going on with foundations right now it is an explosion of fashion, great lace and mesh. And when you look at panties, color and print. I mean, basically we were at three colors a year ago. Color and print has just taken off.
We have added cotton panties to the list. Our units per transaction in panties has gone from three to five by the way that we market. I mean, there’s just so many things that we have done to improve the assortment. Our activewear, a new exclusive no gym required, which has built-in, certainly, built-in performance or body enhancing features. We have got Oh, My Gorgeous sleepwear, which has been just huge. I mean there’s just thing after thing. We have done our own shape wear. But when you look at it I would say that probably certainly the panties has been the highest increase, up certainly double digits followed by bras and activewear and day wear.

Barbara Wyckoff - Jesup & Lamont — Analyst
Okay, great. Thank you so much. And how about the search for the new President.

Dave Dyer - Chico’s FAS, Inc. — CEO
We are continuing to search.

Barbara Wyckoff - Jesup & Lamont — Analyst
Okay.

Dave Dyer - Chico’s FAS, Inc. — CEO
But we haven’t found the right person yet, but luckily Verna Gibson and the team that we have in place is fantastic in making a lot of progress.

Barbara Wyckoff - Jesup & Lamont — Analyst
Great. Keep up the great work. Thank you. Thanks.

Operator
Our next question is coming from Stacy Pak with SP Research.

Stacy Pak - SP Research — Analyst
Great. Thanks. I guess first of all just on the gross margin. Can you comment on the divisional performance in the quarter, what’s happening on the cost and AUR front for both brands in 2010? And is all of the improvement from better markdowns or sort of where does that come from? If you could fold in there, Kent, you made some comment about your margin guidance did not include the benefit you could see from sourcing. So maybe talk about that. And then, also, how did the Chico’s front line and White House/Black Market merchandise margins in ‘09 compare to history. And then lastly, would you comment on SG&A dollar growth in whole for 2010. Thanks.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
All right. I think that was a five part question, Stacy.

Stacy Pak - SP Research — Analyst
Yes, well,.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Let me see if I can try and recall everything you asked. I think the question was addressed specifically in terms of the fourth quarter margin improvement. The lion’s share was certainly markdowns. We did a, I think, a good job controlling our inventory levels. We were down double digit most of the year. We may have left some sales on the table, but obviously, we got paid for it in terms of the gross margin rate. You should also be aware that all three brands had significant improvement in initial markup in the fourth quarter, at least 110 basis points for each one. So we were very pleased with that. On the go forward basis we expect to see some IMU improvement, but perhaps not as significant as we enjoyed recently.
The impact of the sourcing organization really won’t be felt until late fall season. We have just recently started combining the folks across all three businesses, but primarily in White House/Black Market and Chico’s. And when you realign an organization you try to establish some synergies and really just try to do what, I would characterize as, building the team and then providing direction and then we can begin changing process, which also incorporates our supplier base. So this isn’t something you can just do in 30, 60, 90 days. It is probably going to be at least six to nine months until we get to the point where we think we are where we need to be in order to start impacting the gross margin line.

Stacy Pak - SP Research — Analyst
And what was the potential benefit from that in ‘10, Kent? And then also, you did not comment — I am just wondering how good the merchandise margins were relative to history, i.e. are we breaking new ground here or kind of where are we. I know your inventories were very tight. And then also that SG&A dollar growth.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Where, certainly, I think your comment was with respect to White House/Black Market. I mean, having record average unit retail is probably the best gross margin performance in quit some time, but I think a lot of what we have heard, certainly in the short while that I have been with Chico’s, is that they are still lagging behind the Chico’s brand. So if you are looking in the context of FAS, we still have some room to grow in White House/Black Market.

Bob Atkinson - Chico’s FAS, Inc. — VP IR
I am going to have to ask again, please limit yourself to one question and one follow up. We have 12 people still in the queue and it is almost ten after the hour. Claudia, who’s our next questioner, please.

Operator
Our next questioner is Janet Kloppenberg with JJK Research.

Janet Kloppenburg - JJK Research — Analyst
Hi, everybody, and congratulations on a great quarter. Dave, when I work through some of the numbers to get us to your goal for fiscal 200 — I guess for fiscal 2011, the dollar per share, I am looking at an operating margin anywhere from 13.5% to 15%, assuming you expand square footage at about the same rate in fiscal 2011 as you are this year,. And wondering if you could comment on that, the outlook for square footage expansion. And also if I might on operating margin if you think that rate is appropriate for our longer term thinking about the Company or if you might be able to grow that operating margin to higher levels, maybe high teens. Thanks so much.

Dave Dyer - Chico’s FAS, Inc. — CEO
I think we have said before that we believe that our operating margin could be certainly mid to high teens and that would be an objective. We basically stated that. So that would be one of the things that we would be looking at. Kent, do you have any comment? Yes, I think in order to get to that dollar a share goal, I think that the operating margins would begin approaching the low end of that range would be like in the 12% to 13% range. And still this reflects what I would consider modest store growth. I think the past where the business grew 15%, 20%, over 20% square footage growth is behind us. I think it — I like the model that gives us both predictable store growth and, quite honestly, if you are aggressive in store growth, I think you lose your negotiating power with developers and the landlords. And we can be more selective at a lower growth rate.

Bob Atkinson - Chico’s FAS, Inc. — VP IR
Thank you, Janet. Next question, please. Claudia.

Operator
Thank you. Our next question is coming from Margaret Whitfield with Sterne, Agee.

Margaret Whitfield - Sterne, Agee — Analyst
Good morning. Congratulations. Dave, I wondered we have made a lot of progress at Chico’s brand in terms of product. I wonder what you see as the opportunities go forward, what more can be done with some key categories like accessory, jackets, the travelers.

Dave Dyer - Chico’s FAS, Inc. — CEO
I think we have just begun to scratch the service with Chico’s. If I look at the product and I think if you are down here, is it next week for Analyst. Next week for the analyst meeting, I think you will see summer and agree that our product just keeps getting better and better. I think that the accessories category is one that we can really continue to exploit. Our emphasis on jewelry for fourth quarter certainly helped drive our gift-ability in our fourth quarter business. I mean those comps were up 50% plus. It was huge.
That leads us to believe that perhaps there’s even a bigger, better jewelry business there. I think as we keep looking at our business and see. I mean, you just look at the bottoms. Our jeans business has just been phenomenal. Where jeans used to certainly slow down as you got to late spring and through sumer and then start again in August, I believe we have got a year-round jean business now and I think there’s huge opportunities for us to continue to grow that business. So as we look at it category by category, we think that there’s lots of opportunity and from the line development, that I have seen going forward, I certainly am encouraged that our fashion will continue to be great.

Operator
Thank you. Our next question is coming from Richard Jaffe with Stifel Nicolaus.

Richard Jaffe - Stifel Nicolaus — Analyst
Thanks very much, guys, and congratulations. Just a follow on thought on Soma. I guess there has been a sort of work in progress or an experiment between Soma within existing stores and building Soma as a separate and free standing brand. And wondering how that equation or that experiment is going and how you see this brand developing, as a free standing concept or as a store within a store.

Dave Dyer - Chico’s FAS, Inc. — CEO
I think it will be largely a free standing concept. The store within a store has been fairly productive for us when we get in there. Generally, when we put it into a Chico’s store that has oversize square footage, we will see a comp increase and a productivity increase for that space in the 25% to 30% range. So obviously, when we can get that type of productivity on existing space it makes a lot of sense. But at the same time, one of the things that we have been able to do is to be opportunistic to take space that is in A malls that has been vacated by, I guess, other people that have either left the malls or gone out of business or discontinued some of their stores and we have been able to put Soma into A malls at a percent rent for a short time. Well, we call them pop-up stores. And what this means for us is we go in and we basically add a little paint and we add our fixtures and we get in and see if we have a business in that mall.
And if we do we negotiate long-term leases and if we don’t, we take our fixtures and leave the paint and move on to the next one. So far we have gone into, I believe, eight or maybe nine of those stores and we have found all of them thus far to be very successful in wanting us to negotiate more long-term leases. So I think Soma will be, will largely be standalone. Part of the mistake may have been some of the oversized stores that we have built. We built stores in kind of all over the country rather than focusing on some key markets where we could leverage our marketing. We also probably didn’t put them in the best malls. But however, when you look at our sales and our customer, our customer is one that shops in the A malls and we need be where our customer is.

Richard Jaffe - Stifel Nicolaus — Analyst
Thank you.

Bob Atkinson - Chico’s FAS, Inc. — VP IR
Thank you, Richard. Next question, please Claude.

Operator
Our next question is coming from Liz Dunn with Thomas Weisel Partners.

Liz Dunn - Thomas Weisel Partners — Analyst
Hi. Let me add my congratulations. Maybe I missed it, but did you give what your expectations are for SG&A excluding marketing? I know there’s $18 million to $20 million in incremental marketing and then $4 million to $5 million in customer acquisition, but what’s the outlook for the rest of SG&A? Is it sort of flattish and is there any update on rent relief and closures and all of that sort of thing?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Sure. I think SG&A dollars are going to be up. I mean, if we are adding what appears to be approximately 5% square footage growth, then you are going to have costs associated with those. Not just payroll, but occupancy and the like. So you have to factor that into your model. I was trying to remember the other piece of the question. The —

Liz Dunn - Thomas Weisel Partners — Analyst
Closures and store closure.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Oh, closures, yes. I mean because of the efforts that took place in the earlier part of 2009, we expect to have some fairly significant closures. I am going to guess for us, anyhow, something in the neighborhood of about 30 or so stores across all three brands, most of which will probably be Chico’s. And as far as the rent relief initiatives and so forth and co-tenancy enforcement, yes, we have baked into the numbers roughly about $4 million in lower occupancy expenses as a result of those two initiatives.

Liz Dunn - Thomas Weisel Partners — Analyst
Okay. So when you talk about mid-single digit growth in square footage, that’s a growth number, but net it would be lower than that?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
No, it is net. That’s a net number.

Liz Dunn - Thomas Weisel Partners — Analyst

Oh, net of the 30 closures.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Yes.

Liz Dunn - Thomas Weisel Partners — Analyst
Okay, thanks.

Operator
Our next question is coming from Roxanne Meyer with UBS.

Roxanne Meyer - UBS Securities — Analyst
Great, thanks. Let me add my congratulations.

Dave Dyer - Chico’s FAS, Inc. — CEO
Thank you.

Roxanne Meyer - UBS Securities — Analyst
In light of the guidance that you provided for 2010, and thank you very much for that, I guess — .

Kent Kleeberger - Chico’s FAS, Inc. — CFO
That wasn’t guidance, those were data points.

Roxanne Meyer - UBS Securities — Analyst
Data points, absolutely. I guess thinking about your longer term target, it implies a significant pickup still in margins maybe in 2011. And I guess I am just wondering longer term what you view as the biggest levers to get there. Is it that over time your, what you need to leverage, your cost structure goes down, is it that Soma starts becoming accretive and helps you get there? What do you see is the big inflection point to eventually get to that double digit operating margin.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
It is kind of all of the above. Obviously the biggest impact, improve the operating margin has to come in gross margin. We spoke a little bit about sourcing initiatives, that over the longer term can contribute 100 to 200 basis points. I think the other thing that what people need to appreciate is this outlet business, particularly the Chico’s brand, has had a dramatic turn around. As we have increased the penetration and made for outlet product, we have had a business that used to lose money now makes money and is accretive in a significant manner. And they’re not done yet, because we continue to increase the made for outlet penetration. So that’s on Chico’s and we haven’t even begun to address the opportunity in White House/Black Market, and Soma. But at least for the time being in the short-term, the biggest lever to move is the improvement in gross margin in the Chico’s brand.

Roxanne Meyer - UBS Securities — Analyst

Okay. Great. Thank you very much.

Operator
Our next question is coming from Jennifer Black with Jennifer Black and Associates.

Jennifer Black - Jennifer Black & Associates — Analyst
Let me also add my congratulations. I wanted to know if — you have spent a lot of time training and really upping the ante on improving your customer service at both divisions and I wondered if you could talk about where you are. Do you still feel you have opportunities to improve your already great customer service? And I wondered also if you would consider things like hemming or alterations at either division. And then I also wondered how far away you are from launching the loyalty program at Chico’s. Thank you very much.

Dave Dyer - Chico’s FAS, Inc. — CEO
All three of those things that you have just mentioned are certainly topics that are under discussion. One of the things that we are doing in our stores is putting in a back office system, which will have lots of training and development modules for our sales people. We look to recertify our sales associates every season as styled experts. So I think we are just beginning to scratch the surface. We have a lot of enhancements that we can do to clienteling, which we are working on. There’s just — I think the amazing thing, Jennifer, having been, again, across the country in the last three to four weeks talking to our people in the stores, the service attitude that we have and the quality of people that we have in our stores taking care and building relationships with our customer is absolutely amazing. And I think that what we need to do is to give them some tools, some systems tools to help them do their jobs better. We have made, we have put a lot of task into the stores that we need to eliminate from the back room, so they can be out on the floor improving their customer service. We are making great strides that way, but I believe there’s a lot to come.

Operator
Our next question is copping from Tom Filandro with Susquehanna International Group.

Tom Filandro - Susquehanna International Group — Analyst
Thank you. Again amazing job and (inaudible) to Donna and Cyndi as well. Did you guys tell us, did you see — .

Bob Atkinson - Chico’s FAS, Inc. — VP IR
Trouble hearing you.

Tom Filandro - Susquehanna International Group — Analyst
Say it again.

Bob Atkinson - Chico’s FAS, Inc. — VP IR
We are having trouble hearing you and I am sure everyone else is as well.

Tom Filandro - Susquehanna International Group — Analyst
Let me see. Can you hear me better now, Bob.

Bob Atkinson - Chico’s FAS, Inc. — VP IR
Yes.

Tom Filandro - Susquehanna International Group — Analyst
Okay, sorry about that. Did you guys see any change in the average age of either the Chico’s or the White House shopper. And can you also give us a sense at all in terms of your circulation view for 2010. Any change in terms of prospecting versus core and year-over-year increase? Thank you.

Dave Dyer - Chico’s FAS, Inc. — CEO
Yes. I think that the demographics we are doing a lot of studies right now that we are looking at. And I think the demographics are pretty much in line where our target is. The White House shopper tends to be on average probably 15 years younger than the Chico’s customer. However, we do see that both brands serve a very wide range of ages. And the other question was on?

Tom Filandro - Susquehanna International Group — Analyst
It was circulation.

Dave Dyer - Chico’s FAS, Inc. — CEO
Circulation, yes. I think that that is — we have developed and increased our circulation group, our database marketing group, and we, as I think we said earlier, we put in the SAS database and I think we have had some unbelievable learnings, as we have begun to look at the database. And I believe that there is ways within our existing mailings to make them a lot more productive by mailing to the right people. We have been mailing — I would just say there has been — it has been demonstrated that there is a lot of room for improvement. And I think that’s going be a big payoff for us this year. We will be doing some more investment in prospecting. However, I think that a lot of our mailings that we do now just mailing them differently will have a big payoff, but where we are investing in it is we are investing in building up the infrastructure and the knowledge of our database marketing group.

Tom Filandro - Susquehanna International Group — Analyst
Okay. Best of luck. See you next week.

Operator
Our next question is coming from Marni Shapiro with The Retail Tracker.

Marni Shapiro - The Retail Tracker — Analyst
Hi, guys, congratulations and the stores have looked outstanding. So congratulations to your brand presence and product people. I have just one small question and the rest I will take offline. Marketing, I guess you guys are obviously happy with the results that you saw from the television marketing on Chico’s. Could you just put a little bit — some parameters around this. Were you able to see if you got new customers and will you continue on television and have you thought about it for White House and have you thought about rolling Soma in there at all or is it too soon?

Dave Dyer - Chico’s FAS, Inc. — CEO

We have — we will continue — we are very, let’s just say we are very pleased with the reaction to the Chico’s television. It brought new customers in. It excited our — I should say excited our existing customers. It brought new customers in and it reactivated lapsed customers. So in all three segments of the file, we saw increases. We are planning a major television campaign that begins next week or the week after next.

Marni Shapiro - The Retail Tracker — Analyst
Yes.

Dave Dyer - Chico’s FAS, Inc. — CEO
For spring with Chico’s, that’s as Kent said, that’s part of the $18 million in additional marketing that we are planning to spend, which is largely loaded to the first half and to the first quarter. We are also continuing with the strong magazine campaign that we launched last fall for White House/Black Market. And we do intend, as we get to fall of this year, we believe our assortment and the store, that the fleet, the size of the fleet for Soma will be such that we can go back on TV again and probably regionally or certainly in spot market. But we will be back on TV for Soma this fall.

Marni Shapiro - The Retail Tracker — Analyst
Very exciting. Well, I will see you guys next week.

Dave Dyer - Chico’s FAS, Inc. — CEO
Okay.

Marni Shapiro - The Retail Tracker — Analyst
Congratulations.

Dave Dyer - Chico’s FAS, Inc. — CEO
Thank you.

Bob Atkinson - Chico’s FAS, Inc. — VP IR
You will see the commercial there.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Right.

Bob Atkinson - Chico’s FAS, Inc. — VP IR
Next question, Claudia.

Operator
Our next question is coming from Robin Murchison with SunTrust Robinson Humphrey.

Robin Murchison - SunTrust Robinson Humphrey — Analyst
Thanks very much and congratulations, everybody. And I have to say I especially love this new Chico’s magazine ad campaign that you’ve got. It was very clever, very cute. Kent, just piggy backing for a second back to Roxanne’s question, can you talk a little bit about your DTC? You have — you came off of or came out of fourth quarter with a 42%, I guess, increase in DTC and you have got some ambitious goal from the new year to, up 35% to 40% DTC. That also is a higher margin business.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Absolutely.

Robin Murchison - SunTrust Robinson Humphrey — Analyst
How, do you — is there anything additional in terms of driving it or do you just expect the business to come? Can you elaborate?

Kent Kleeberger - Chico’s FAS, Inc. — CFO
I think the — first of all, you were right to seize upon the superior operating margins for the Direct to Consumer business. It is probably at least 10% greater than four wall contribution in bricks and mortar. And part of our increase in SG&A, as I said earlier, there’s probably about $4 million to $5 million of various initiatives within DTC, such as paid search and the like, in order to accelerate the growth in the e-commerce business.

Robin Murchison - SunTrust Robinson Humphrey — Analyst
Okay, thank you. Yes.

Operator
Our next question is coming from Neely Tamminga with Piper Jaffray.

Neely Tamminga - PiperJaffray — Analyst
Great and good job on the quarter. A couple of questions here on gross margin and then on SG&A. Percent gross margin, Kent, obviously I think the goal of 50 to 80 basis points of conservative constrain the momentum you guys have done. I’m wondering how much of that goal has been embedding some additional pricing, whether it is coming from transportation or just raw materials in general for maybe the back half, if you could kind of size up what you are seeing from a sourcings cost benefit outside of your additional initiatives. And then secondly, as a follow up on SG&A, specifically occupancy given the mid-single digit positive comp, what sort of rate improvement for the op margin would you see attributable to occupancy improvement. Thanks.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
All right. Well, with respect to the gross margin comment, I think 50 to 80 basis points is a reasonable number, especially when you saw how far that we fell from grace ending up 2008. And I would tell you that while there are opportunities to increase gross margin, I think part of the issue is is really in the Chico’s business, where we have quite a ways to go to get back to the levels in terms of store productivity, average unit retail, and gross margin from where we were in the 2005 — 2006 timeframe. And so, Cyndi’s been on board for roughly about 12 months now, and — .

Dave Dyer - Chico’s FAS, Inc. — CEO
Yesterday.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
Yes.

Dave Dyer - Chico’s FAS, Inc. — CEO
It is her anniversary.

Kent Kleeberger - Chico’s FAS, Inc. — CFO
She’s very much aware of the opportunity, but she is not going to basically rush into anything. It is going be mindful, it is going to be planned. There is gong to be a significant amount of strategy put behind it. With respect to the occupancy question. The fact that we are beginning to have some square footage growth again, the occupancy dollars will be up a little bit, but I expect to see some modest leveraging in the buying and occupancy. And I think the other thing that I failed to address, I think in your gross margin question were there other levers below maintained markups, specifically, that was helping the financial model and it is true, we have generated some descent savings in freight costs, among other things, and I think we seem to be doing a much better job managing our piece goods liabilities and positions and such that we have made significant progress from where we have been over the course of the last couple of years. And then because distribution center costs tend to be primarily fixed costs, then you should expect to see some modest leverage there as well.

Bob Atkinson - Chico’s FAS, Inc. — VP IR
Claudia, we only have time to take one more questioner, it is nearly 9:30 our time.

Operator
Our last question is coming from Liz Pierce with Roth Capital Partners,

Liz Pierce - Roth Capital Partners — Analyst
Good morning. Congratulations. Most of my major questions have been asked, but just a — I know you have been doing a lot of chat with Chico’s with our customers and I wanted to know how you are using that information and how much you think that’s had an impact on the product. Thanks.

Dave Dyer - Chico’s FAS, Inc. — CEO
Well, I think listening to our customer and giving her what she wants has had a big impact on the product. And I think that really was the biggest place where we went off track. I think that our customer is affluent, she is sophisticated, she has a sense of style, she has a sense of fun, and I think that our product went from ditch to ditch over the last couple of years regarding maybe it went too young and too hip and then it went too old and too frumpy. And I think that we have found the right balance. Our customer, we have one of the greatest customers that you could ever have. We have actually customers for both of our brands I think are — if I had to have any customer, I’d have the ones that we have and we just got to serve her to the best of our ability with all of our heart and give her the fashion that excites her. And I think that we are back.
When I start looking at these lines and seeing what we are doing and then see the reaction to our customers, I mean, I am seeing sell-throughs like I haven’t seen in years. And I think that they vote with their pocketbook every time we bring new items in. And I think that the feedback that we are getting, not only from the sales point of view, but also anecdotally as you go to stores and as I talk with customers and as I read customer letters, is that we are doing a pretty darn good job of giving them what they want.

Bob Atkinson - Chico’s FAS, Inc. — VP IR

Thank you, Liz. And thanks to all of you for listening today We apologize that we didn’t get to all of our questioners. As always, I will be available for any follow-up calls as necessary. Two housekeeping items. Please note that the Company will be hosting our 2010 analysts days here in Ft Myers on March 1st and 2nd. That is Monday, Tuesday next week. The management’s presentation on the second will be webcast beginning at 8:00 AM Eastern Time. Check our corporate website, Chicosfas.com, for additional details. Also sales and earnings for the first quarter will be released Wednesday, May 19, 2010 before the NYSE opening that day. Thank you all for going us this morning. We appreciate your continuing interest in Chico’s FAS. Ladies and gentlemen, this does conclude today’s teleconference.
Operator

You may disconnect your lines at this time and we thank you for your participation.
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